Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 11, 2022, with respect to the consolidated financial statements included in the Annual Report of AirSculpt Technologies, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statement of AirSculpt Technologies, Inc. on Form S-8 (File No. 333-260609).

/s/ GRANT THORNTON LLP
Miami, Florida
March 11, 2022